EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned director of California Pizza Kitchen, Inc., hereby constitute Todd B. Slayton my true and lawful attorney with full power to him to sign for me and in my name in the capacity indicated below, the Form 10-K filed herewith and any and all amendments to said Form 10-K, and generally to do all such things in my name and in my capacity as a director to enable California Pizza Kitchen, Inc. to comply with the provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming my signature as it may be signed by my said attorney, to said Form 10-K and any and all amendments thereto.

Alan I. Rothenberg, Director (signed electronically)